EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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The Board of Directors
CenturyTel, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-46562) on Form S-8 of CenturyTel, Inc. of our report dated June 15, 2005 with respect to the statements of net assets available for benefits of CenturyTel, Inc. Union Retirement Savings Plan and Trust as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 11-K of CenturyTel, Inc. Union Retirement Savings Plan and Trust.


KPMG LLP


/s/ KPMG LLP


Shreveport, Louisiana
June 27, 2005